                                                                  Exhibit 2.2


                             [TECHTEAM LETTERHEAD]


                                  NEWS RELEASE
================================================================================

FOR IMMEDIATE RELEASE-- FEBRUARY 12, 1998             International Provider of
-----------------------------------------             Computer Services


National TechTeam, Inc.
835 Mason Street, Suite 200
Dearborn, Michigan  48124                                    NASDAQ/NM - "TEAM"
                                                             ------------------

CONTACT:

NATIONAL TECHTEAM, INC.          NATIONAL TECHTEAM, INC.
William F. Coyro, Jr.            Lawrence A. Mills
Chief Executive Officer          Chief Financial Officer
(313) 277-2277                   (313) 277-2277

 NATIONAL TECHTEAM, INC. ANNOUNCES REVENUES AND EARNINGS FOR THE FOURTH QUARTER
 ------------------------------------------------------------------------------
                             AND CALENDAR YEAR 1997
                             ----------------------

         NATIONAL TECHTEAM ANNOUNCES COMPLETION OF CAPRICORN ACQUISTION
         --------------------------------------------------------------

DEARBORN, MICHIGAN, February 12, 1998...NATIONAL TECHTEAM INC., Nasdaq symbol ("TEAM"), today reported revenues and earnings for the fourth quarter and calendar year 1997. For the quarter ended December 31, 1997, revenues were $24,072,897, a 23.9% increase over the $19,430,946 reported for the fourth quarter of 1996. Net income for the quarter was $32,673, compared with $76,411 for the corresponding quarter in 1996.

For the calendar year 1997, National TechTeam lost $1,381,229, or $0.09 per share, on revenues of $86,453,025. This represents a 19.8% increase in revenues, which were $72,186,156 in 1996. Earnings per share were $0.24 in 1996. The reported results are preliminary, pending completion of an audit by the Company's independent public accountants.

The strong growth in revenues reflected the increasing demand for all of National TechTeam's computer services. Call Center Services revenues increased 31.4% to $11,039,723 from $8,403,208 in the fourth quarter 1996. The performance in Call Center Services was driven by a 33.3% increase in contracts to 48, as compared with 36 at the end of 1996. Call Center Services revenues increased 17.3% to $36,870,482 from $31,433,604 in 1996.

The performance in the Corporate Computer Services line contributed significantly to overall results for the year. Revenues increased 18.2% to $13,033,174 in the fourth quarter of 1997 from $11,027,738 in the fourth quarter of 1996. Corporate Computer Services revenue increased 21.7% to $49,582,543 from $40,752,552 in 1996.

In the fourth quarter 1997, TechTeam incurred legal and accounting fees aggregating approximately $500,000 in connection with civil litigation and an investigation by the Securities and Exchange Commission. Both of these commenced in the third quarter 1997. These costs increased General and Administrative expenses for the fourth quarter and calendar year 1997.

                                     -more-

                             [TECHTEAM LETTERHEAD]


                                  NEWS RELEASE

================================================================================
National TechTeam also announced that it has completed the acquisition all of the capital stock of CAPRICORN CAPITAL GROUP, INC. ("Capricorn") in exchange for a base consideration consisting of 350,000 unrestricted and 150,000 restricted shares of TechTeam Common Stock plus a contingent payment based upon Capricorn's earnings performance in the three-year period following the acquisition. The transaction closed in January, 1998.

The foregoing contains forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the markets in which TechTeam operates, fluctuation in demand for computer related services and products, the success of actions taken to integrate Capricorn and TechTeam's business and current expectations of TechTeam or its management. Should one or more of those uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward-looking statements. TechTeam does not intend to update those forward-looking statements.

CAPRICORN CAPITAL GROUP and its affiliate, Capricorn Integrated Technologies Group ("CITG"), offer diverse products and services to customers seeking simplified solutions in today's challenging business environment. Since 1980, Capricorn Capital Group has been providing financing for high technology and capital equipment in the United States and Canada. CITG provides all major brands of computers, peripherals, and components for the corporate environment, as well as custom configurations, installation, component level repair, monitor repair, and remarketing services.

NATIONAL TECHTEAM, INC. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through two global units: (i) CALL CENTER SERVICES, which provides its clients with inbound telephone support for their computer product and end-users and (ii) CORPORATE COMPUTER SERVICES, which provides corporations with technical staffing (principally on-site help desk support), systems integration, instructor-led and computer-based training. National TechTeam is traded under the symbol "TEAM".

                                     -more-

                             [TECHTEAM LETTERHEAD]

                                  NEWS RELEASE
================================================================================


-----------------------------------------------------------------------------------
Quarter Ended December 31                                    1997            1996
-------------------------                              ------------     -----------
Revenues                                               $ 24,072,897     $19,430,946
Income Before Tax Provisions                                 37,635         398,910
Tax Provisions                                                4,962         322,499
Net Income                                                   32,673          76,411
Earnings Per Share
     Basic                                             $       0.00     $      0.00
     Diluted                                           $       0.00     $      0.00
Weighted Average Number of
Common Shares and Common Share
Equivalents  Outstanding
                                                         15,762,867      15,186,650
     Basic                                               16,364,514      15,818,178
     Diluted


-----------------------------------------------------------------------------------

Calendar Year                                               1997            1996
                                                       ------------     -----------
Revenues                                               $ 86,453,025     $72,186,156
Income Before Tax Provisions                             (1,862,131)      5,629,789
Tax Provisions                                             (480,902)      2,583,599
Net Income                                               (1,381,229)      3,046,190
Earnings Per Share
     Basic                                             ($      0.09)    $      0.24
     Diluted                                           ($      0.09)    $      0.23
Weighted Average Number of
Common Shares and Common Share
Equivalents Outstanding
     Basic                                               15,663,716      12,534,564
     Diluted                                             16,663,716      13,030,529
-----------------------------------------------------------------------------------



Note: All 1996 amounts have been restated as set forth in the Company's Form 8-K filed with the Securities and Exchange Commission on December 19, 1997.

                                       ###